EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey S. Osman, President	York, PA 17401
or
Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY
REPORTS INCREASED NINE MONTH EARNINGS

York, Pennsylvania, November 8, 2007:  The York Water Company’s (Nasdaq: YORW) President, Jeffrey S. Osman, announced today the Company’s financial results for the third quarter and the first nine months of 2007.

President Osman reported that third quarter operating revenues of $8,280,000 increased 8.0% over the third quarter  of 2006, and that net income of $1,757,000 increased 1.0% compared to the third quarter of 2006.  Third quarter earnings per share declined by $0.02 due to dilution associated with a December, 2006 stock offering partially offset by the improved earnings.

President Osman also reported that the first nine months' operating revenues of $23,627,000 increased 11.0% over the first nine months of 2006, and that the first nine months' net income of $4,744,000 increased 6.3% compared to the first nine months of 2006.  Earnings per share for the nine month period declined by $0.01 per share.  The increase in revenue is attributed to an increase in the customer base of approximately 1,900, and a 9.2% rate increase granted by the Pennsylvania Public Utility Commission, which was effective September 15, 2006.  The primary contributing factors to the increase in net income were higher operating revenues partially offset by increased operating and income tax expenses.  The decrease in earnings per share was due to dilution associated with a December, 2006 stock offering partially offset by the improved earnings.

During the first nine months of 2007, the Company incurred $12.2 million on construction projects and the acquisition of the Abbottstown Borough Water System.  The majority of the construction expenditures were for distribution system expansion and improvements.

	Period Ended September 30
	In 000's (except per share)
	Quarter		Nine Months
	2007	2006	2007	2006
Operating Revenues	$8,280	$7,665	$23,627	$21,295
Net Income	$1,757	$1,739	$ 4,744	$ 4,464
Average Number of Common Shares Outstanding	11,233	10,432	11,218	10,417
Basic Earnings Per Common Share	$ 0.15	$ 0.17	$ 0.42	$ 0.43
Dividends Paid Per Common Share	$0.118	$0.112	$ 0.354	$ 0.336
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